Exhibit 10.1

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316

December 14, 2023

Mark Stewart

[Address Redacted]

Re: Letter Agreement

Dear Mark,

The purpose of this letter agreement (this “Letter Agreement”) is to confirm our discussions and establish the terms of our agreement regarding your employment at The Goodyear Tire & Rubber Company (“Goodyear” or “the Company”). Your title will be Chief Executive Officer and President and you will report directly to the Goodyear Board of Directors. It is expected that your term of employment with Goodyear will begin on or about January 29, 2024, or such other date as mutually determined by you and the Company (the “Effective Date”) at our World Headquarters in Akron, Ohio USA. In December 2023, the Board of Directors will confirm your election as an Officer of the Company and a member of the Board of Directors as of the Effective Date.

Your salary will be $1,400,000 annually, subject to all applicable taxes and withholdings, paid semi-monthly. Your annual vacation eligibility will be four weeks. You will be eligible to participate in Goodyear’s comprehensive benefit package, inclusive of medical, dental, prescription drug, vision, life insurance, accident insurance, and disability, effective 30 days after your date of hire and subject to the terms and conditions of the respective plans or programs, which are highlighted in the attached documentation1.

In addition, you will be a participant in the Executive Annual Incentive Plan (“EAIP”) which is the key management annual incentive plan. Your annual target will be 160% of your annual base salary and your target will be prorated to reflect your applicable service during the 2024 plan year. The EAIP focuses on the achievement of Company and Strategic Business Unit performance metrics and individual strategic objectives. Your individual award may range from 0% up to 200% of your target based on the attainment of total Company metrics and your personal performance, as determined by the Human Capital and Compensation Committee of the Board of Directors.

You will be eligible to participate in the Long-Term Incentive Plan (“LTIP”) which is currently delivered in a mix of cash-settled Executive Performance Units (“EPUs”), Performance Share Units (“PSUs”), and Restricted Stock Units (“RSUs”). EPUs are valued at $100 per unit and PSUs are calculated based on the closing price of Goodyear Common Stock on the grant date – both award types have a three-year performance period, and a payout potential ranging from 0% up to 200% of target. RSUs are calculated based on the closing price of Goodyear Common Stock on the grant date and have a 3-year ratable vesting schedule (1/3, 1/3, 1/3 on the first, second, and third anniversary of the grant date). LTIP performance metrics, performance targets, and payout ranges are determined by the Human Capital and Compensation Committee of the Board of Directors, typically in February. Your annual LTIP target for 2024 will be $9,000,000 and maybe be adjusted from year to year based on your performance. This grant is subject to the approval of the Human Capital and Compensation Committee of the Board of Directors annually and is approved and granted at its February 2024 meeting.

[1]

The descriptions of any benefits contained in this offer letter are intended for informational purposes as summaries only of certain benefits currently offered. The terms and conditions of these benefits are more fully described in applicable policies and relevant benefit plan documents, which may be changed, amended or discontinued from time to time, and grant agreements. The terms of these policies, plans, and agreements are controlling and prevail over statements contained herein.

1 of 4

You will also be eligible for a one-time “signing bonus” of $8,560,000, paid $4,280,000 (50%) in cash and $4,280,000 (50%) in fully-vested Goodyear common stock, subject to all applicable withholdings and deductions, representing the replacement of forfeited awards at your current employer. The cash portion of your signing bonus will be paid within 10 days following your date of hire. The common stock portion of the signing bonus will be granted based on the closing price of Goodyear Common Stock on your date of hire.

In addition, you will also receive a one-time, special LTIP award with a grant value of $11,415,000 which will be recommended to the Human Capital and Compensation Committee of the Board of Directors at the February 2024 meeting, delivered $9,805,000 in PSUs and $1,610,000 in RSUs, also in replacement of your forfeited awards at your current employer. The PSUs and RSUs will have the following terms and will be granted based on the closing price of Goodyear Common Stock on the grant date:

Equity Type	Grant Date	Vest Date	Value	Metrics
2024 PSUs	Feb 2024	5/15/2025	$4,830,000	2024: 50% CFROC 50% Net Income with a 1-year TSR modifier
2024 RSUs	Feb 2024	5/15/2025	$1,610,000	Time-based vesting.
2024-2025 PSUs	Feb 2024	5/15/2026	$4,975,000	50% Tied to 2024: 50% CFROC 50% Net Income
				50% Tied to 2025: 50% CFROC 50% Net Income
				2-year TSR modifier applied to financial performance in each individual year

Total			$11,415,000

You reasonably believe these amounts represent the values of the outstanding incentive awards that are being replaced by Goodyear, as such values are stated above. In the event that your current employer pays any portion of these values to you, you will repay these amounts to Goodyear.

The EAIP and LTIP plan designs, performance metrics, and payout potential may be changed or amended from time to time at the Human Capital and Compensation Committee’s discretion. In addition, the LTIP mix and form of award may change and could consist of other award types in the future.

You will be eligible to participate in Goodyear’s 401(k) Savings Plan 90 days following your date of hire. Goodyear’s 401(k) program consists of a 4% company contribution as well as a company match equal to 50% on the first 4% of your employee contributions, for a total of up to 6% of company contributions. Your contributions can be made on a pre-tax and/or after-tax basis and be directed to a variety of investment funds. Please note that you will be automatically enrolled in the Plan at 5% of your pay, unless you otherwise direct. Company contributions to this account will begin the first month following three months from your date of hire. Please refer to the attached summary for more information. Employee contributions are subject to the current annual IRS maximums.

You will be eligible to participate in the Deferred Compensation Plan for Executives which provides the opportunity to elect to defer a portion of your salary, EAIP payments, and LTIP payouts. Deferrals can be as short as two years or as long as to retirement. You must notify the Executive Compensation Team at [email address redacted] within your first 30 days of employment if you want to defer salary or eligible compensation for the award periods that begin on or after January 1, 2024.

2 of 4

You will be eligible to participate in The Goodyear Tire & Rubber Company Defined Contribution Excess Benefit Plan (DC Excess Plan) to the extent your annual base salary and EAIP earnings exceed IRS limitations, as well as eligibility for a Performance Based Benefit (PBB) under the DC Excess Plan. PBB contributions to the DC Excess Plan, which are 100% company paid, are made based on performance under the EAIP (7% at threshold, 14% at target, and 28% at maximum). Vesting is based on years of participation in the PBB (50% at five years, 75% at seven years, and 100% at the earlier of 10 years or age 62). Plan details are provided in the attached documentation.

Effective with your election as an officer of the Company, you will be a participant in The Goodyear Tire & Rubber Company Executive Severance and Change in Control Plan (Severance Plan) with a Severance Multiplier of 2.0x salary plus target annual incentive. Plan details are provided in the attached documentation.

As the Chief Executive Officer, you will also be subject to share ownership requirements equal to 6x your annual base salary, to be achieved within five years from your hire date. Details are provided in the attached documentation.

You are eligible to participate in the Personal Financial Planning program for key executives. You may select a financial provider of your choice to assist you with comprehensive financial planning services, including preparation of your income tax return. The cost (up to $9,000 annually) is paid by the Company and reported as imputed income to you.

You will also be eligible to receive two sets of Goodyear tires annually. The cost is paid by the Company and reported as imputed income to you. You are also eligible for an annual executive physical paid for by the Company.

You will be eligible for personal use of the Company planes. The cost is paid by the Company and reported as imputed income to you.

Your offer includes certain relocation benefits subject to eligibility guidelines. These benefits include home sale and purchase assistance along with the moving of household goods. In addition, the Company will provide you with certain cash benefits to assist with a home finding trip, any return trips, temporary living and inspections for the home purchase. This will be paid out after your date of hire and is subject to any applicable taxes. Details are provided in the attached documentation.

As part of this agreement, you must faithfully and industriously assume and perform with skill, care, diligence, and attention all responsibilities and duties connected with your employment on behalf of the Company. You also agree to follow the policies and procedures established by the Company, which may change from time to time, work directions from the Company’s Board of Directors, and the provisions set forth herein.

The terms and conditions of this Letter Agreement and your employment are contingent upon satisfactory completion of a background check and the execution and delivery of the following five documents: (1) this Letter Agreement; (2) Background Check Authorization; (3) Conviction Questionnaire; (4) Microsoft Office 365 Privacy Statement; and (5) Goodyear Computer User Agreement.

Enclosed, and incorporated herein by reference, is a copy of the Associate Confidentiality & Intellectual Property Agreement, and the Mutual Waiver of Right to Trial by Jury (“ACIPA”). You agree to sign and comply with the terms and conditions of the ACIPA.

You and the Company agree that this Letter Agreement constitutes the entire agreement and supersedes all prior agreements or understandings, whether oral or written, between you and the Company with respect to the subject matter of this agreement. Any modifications to this agreement must be in writing and signed by you and an authorized employee or agent of the Company. This Letter Agreement is governed by and will be construed in accordance with the laws of the State of Ohio.

3 of 4

Please take the time to review this Letter Agreement carefully and address any questions you may have to me. If you wish to accept the foregoing offer, please sign and date below and return to me. Please keep a copy of this letter for your files.

Sincerely,

/s/ Laurette T. Koellner
Laurette Koellner Lead Director, The Goodyear Tire & Rubber Company

Enclosures

AGREED AND ACCEPTED:

/s/ Mark Stewart	12/15/23
Mark Stewart	Date

4 of 4